Exhibit 3.4

FILED

In the Office of the
Secretary of Sate of Texas

MAR 4    1996

Corporations Section

ARTICLES OF INCORPORATION

OF

JPR PUBLICATIONS CORP.

I, the undersigned natural person, acting as an incorporator of a corporation (hereinafter referred to as the “Corporation”) under the Texas Business Corporation Act, as amended (the “TBCA”), do hereby adopt the following Articles of Incorporation for the Corporation:

ARTICLE ONE: NAME

The name of the Corporation is JPR Publications Corp.

ARTICLE TWO: DURATION

The Corporation’s period of duration is perpetual.

ARTICLE THREE: PURPOSE

The purpose for which the Corporation is organized is to transact any and all lawful business for which corporations may be incorporated under the TBCA.

ARTICLE FOUR: PREEMPTIVE RIGHTS DENIED

No holders of any shares of stock (whether now or hereafter authorized) of the Corporation shall, as such holders, have any preemptive or preferential right to receive, purchase, or subscribe for (i) any unissued or treasury shares of any class of stock (whether now or hereafter authorized) of the Corporation; (ii) any obligations, evidence of indebtedness, or other securities of the Corporation, whether convertible into or exchangeable for, or carrying or accompanied by any rights to receive, purchase, or subscribe for, any such unissued or treasury shares; (iii) any right of subscription for or to receive, or any warrant or option for the purchase of, any of the foregoing securities; or (iv) any other securities that may be issued or sold by the Corporation, other than such right or rights (if any) as the Board of Directors of the Corporation, in its sole and absolute discretion, may determine at any time or from time to time.

ARTICLE FIVE: STOCK

The Corporation is authorized to issue one class of shares to be designated as “common.” The Corporation is authorized to issue a total number of 1,000,000 common shares, and the par value of each such share is $0.01.

ARTICLE SIX: COMMENCING BUSINESS

The Corporation will not commence business until it has received consideration for the issuance of its stock amounting to $1,000.00 in value consisting of money, labor done, or property actually received, or any combination thereof.

ARTICLE SEVEN: VOTING

Except where otherwise provided in these Articles of Incorporation or Bylaws of the Corporation, the holders of the common stock shall have exclusive voting rights and powers at shareholders’ meetings, including the exclusive right to notice of such shareholders’ meetings.

ARTICLE EIGHT: CUMULATIVE VOTING

Cumulative voting for the election of directors is prohibited.

ARTICLE NINE: ADOPTION OF BYLAWS

The Board of Directors of the Corporation shall adopt the initial Bylaws of the Corporation and may thereafter alter, amend, or repeal the Bylaws of the Corporation or may adopt new Bylaws, subject to the shareholders’ concurrent right to alter, amend, or repeal the Bylaws or to adopt new Bylaws. Any or all Bylaws altered, amended, repealed, or adopted by the shareholders shall not be altered, amended, re-enacted, or repealed by the Board of Directors of the Corporation.

ARTICLE TEN: VOTING PERCENTAGES

Any action of the Corporation that, under the provisions of the TBCA, is required to be authorized or approved by the holders of two-thirds, or any other specified fraction that is in excess of one-half, or any specified percentage that is in excess of 50%, of the outstanding shares of the Corporation shall, notwithstanding any such provision of the TBCA, be deemed effectively and properly authorized or approved if authorized or approved by the vote of the holders of more than 50% of the outstanding shares entitled to vote thereon represented in person or by proxy at an annual or special shareholders’ meeting. Nothing contained in this Article Ten is intended to require shareholder authorization or approval of any action of the Corporation whatsoever unless such authorization or approval is specifically required by the other provisions of these Articles of Incorporation, the Bylaws of the Corporation, or the TBCA. Any action that may be taken, or is required by the TBCA to be taken, at any annual or special meeting of the shareholders of the Corporation may be taken without a meeting, without prior notice, and without a vote if a written consent or consents setting forth the action so taken shall be signed by the holder or holders of shares having not less than the minimum number of votes that otherwise would be necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and all of such shares were voted.

ARTICLE ELEVEN: INTERESTED PARTIES

A contract or transaction between the Corporation and any other Person (as used herein the term “Person” shall mean an individual, firm, trust, estate, partnership, joint venture, association, corporation, political subdivision or instrumentality, or other entity) shall not be affected or invalidated by the fact that (i) any director, officer, or security holder of the Corporation is also a party to, or has a direct or indirect interest in, such contract or transaction; or (ii) any director, officer, or security holder of the Corporation is in any way connected with such other Person or with any of its officers or directors.

Every person who may become a director of the Corporation is hereby relieved from any liability that might otherwise exist from contracting with the Corporation for the benefit of himself or herself or of any Person in which he or she has any interest, whether or not the interested director’s presence at a meeting or his or her vote or votes were necessary to obligate the Corporation in such transaction, if such interest shall have been disclosed to, or known to, the Corporation’s directors or shareholders who shall have approved such transaction.

ARTICLE TWELVE: INDEMNIFICATION

The Corporation shall indemnify and hold harmless directors, officers, employees, and agents of the Corporation, and may purchase and may maintain liability insurance for such persons, as and to the extent permitted by the TBCA.

ARTICLE THIRTEEN: REPURCHASE OF STOCK

The Corporation is authorized to purchase, directly or indirectly, its own shares of stock to the extent of the unreserved and unrestricted surplus available therefor, without submitting such purchase to a vote of the shareholders of the Corporation.

ARTICLE FOURTEEN: AUTHORITY TO BORROW

The Board of Directors is expressly authorized, without the consent of the shareholders, except so far as such consent is herein or by law required, to issue and sell or otherwise dispose of, for any purpose, the Corporation’s bonds, notes, debentures, or other securities or obligations, upon such terms and for such consideration as the Board of Directors shall deem advisable, and to authorize and cause to be executed mortgages, pledges, charges, and liens upon all or part of the real and personal property rights, interests, and franchises of the Corporation, including contract rights, whether at the time owned or thereafter acquired.

ARTICLE FIFTEEN: INITIAL OFFICE AND AGENT

The address of the initial registered office of the Corporation is 4300 Westgrove Drive, Dallas, Texas 75248, and the name of its initial registered agent at such address is Mark C. Landry.

ARTICLE SIXTEEN: INITIAL DIRECTORS

The number of directors constituting the initial Board of Directors of the Corporation is two, and the name and address of the person who is to serve as director until the first annual meeting of shareholders, and until his successor is elected and qualified, is:

NAME	ADDRESS

Paula C. Rochon	514 Summit Avenue
Clarks Summit, Pennsylvania 18411

John P. Rochon	4300 Westgrove Drive
Dallas, Texas 75248

ARTICLE SEVENTEEN: INCORPORATOR

The name and address of the incorporator is:

NAME	ADDRESS

Ray A. Balestri	Block & Balestri, P.C.
15851 Dallas Parkway
Suite 1020
Dallas, Texas 75248

IN WITNESS WHEREOF, I have executed this document as of the 1st day of March, 1996.

/s/ Ray A. Balestri
Ray A. Balestri

ACKNOWLEDGMENT

STATE OF TEXAS	§
§
COUNTY OF DALLAS	§

This instrument was acknowledged before me on the 1st day of March, 1996, by Ray A. Balestri.

(S E A L)

/s/ GAYLA STEWART
Notary Public, State of Texas

FILED

In the Office of the
Secretary of Sate of Texas

FEB 07    2000

Corporations Section

ARTICLES OF AMENDMENT

TO

THE ARTICLES OF INCORPORATION

OF

JPR PUBLICATIONS CORP.

Pursuant to the provisions of the Texas Business Corporation Act, the undersigned domestic corporation adopts the following Articles of Amendment to its Articles of Incorporation:

1.          The name of the corporation is JPR PUBLICATIONS CORP. (the “Corporation”). The Articles of Incorporation of the Corporation were filed in the Office of the Secretary of State of Texas on March 4, 1996 (Charter No. 01390966).

2.             Pursuant to the Written Consent of the Sole Stockholder of the Corporation, effective as of January 26, 2000, Article One of the Articles of Incorporation is deleted and replaced with the following Article One, the purpose of which is to change the name of the Corporation:

ARTICLE ONE

The name of the corporation is HAPPENINGS COMMUNICATIONS GROUP, INC.

3.             The number of shares of the Corporation outstanding at the time of such adoption was one thousand (1,000) shares of Common stock, par value of $0.01 each, and the number of shares entitled to vote thereon was one thousand (1,000) shares of Common stock. The number of shares of the Corporation voting “for” such amendment was one thousand (1,000) shares of Common stock. The number of shares of the Corporation voting “against” such amendment was zero (0) shares of Common stock.

DATE: January 26, 2000	JPR PUBLICATIONS CORP.

	By:	/s/ John P. Rochon
John P. Rochon
Chairman of the Board